Exhibit 99.1

ERBA DIAGNOSTICS, INC. ANNOUNCES THE CONSUMMATION OF THE CAPITAL INFUSION OF $3.5 MILLION INTO THE COMPANY

MIAMI LAKES, FL, December 29, 2015 – ERBA Diagnostics, Inc. (NYSE MKT: ERB) (the “Company”), a fully integrated in vitro diagnostics company, has consummated the capital infusion of $3.5 million into the Company pursuant to the final tranche of the previously reported Stock Purchase Agreement, which was entered into in April 2011 between the Company and ERBA Diagnostics Mannheim GmbH (the “Stock Purchase Agreement”). At the closing of the final tranche of the Stock Purchase Agreement, the Company issued 4,666,666 shares of the Company’s common stock to ERBA Diagnostics Mannheim GmbH in exchange for $3.5 million.

After giving effect to this capital infusion, ERBA Diagnostics Mannheim GmbH owns approximately 40.6 million, or 83.3%, of the approximately 48.7 million issued and outstanding shares of the Company’s common stock.

Mohan Gopalkrishnan, Chief Executive Officer of the Company, stated, “The Company intends to utilize this capital infusion in its efforts to further enhance its manufacturing and market expansion through its sales and marketing efforts.  The Company has significantly strengthened its finance, operations and sales and marketing teams during 2015 in an effort to support its growth objectives.”

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (NYSE MKT:  ERB), is a fully integrated in vitro diagnostics company, offering a comprehensive suite of clinical testing products throughout the U.S. and emerging markets.  The Company serves as a one-stop shop for the testing needs of the growing number of smaller hospitals, reference labs, and physician clinics.  ERBA Diagnostics’ line of proprietary and automated instruments, test kits, and reagents provide customers with autoimmune, infectious diseases, clinical chemistry, hematology, and diabetes testing.  www.erbadiagnostics.com

Cautionary Statement Concerning Forward Looking Statements

The Company has made forward-looking statements, which are subject to risks and uncertainties and which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, in this press release.  Forward-looking statements may be preceded by, followed by or otherwise include the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “could,” “would,” “should,” or similar expressions or statements that certain events or conditions may occur.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by these forward-looking statements.  These forward-looking statements are based largely on the Company’s expectations and the beliefs and assumptions of the Company’s management and on the information currently available to it and are subject to a number of risks and uncertainties, including, but not limited to, the risks and uncertainties that:  the Company may not be able to further enhance its manufacturing and market expansion through its sales and marketing efforts; the Company may not be able to achieve its growth objectives; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements.  See also the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, for further discussion of certain risks and uncertainties that could materially and adversely affect our business, operating results or financial condition.  Many of these factors are beyond the Company’s control.